Exhibit 10.1

Performance-based

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR COMPANY EMPLOYEES
UNDER the Sagimet Biosciences inc.
2023 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee:	[•]

Grant Date:	[•]

Target Number of PSUs for Performance Milestone Award:	[•]

Pursuant to the Sagimet Biosciences Inc. 2023 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), Sagimet Biosciences Inc. (the “Company”) hereby grants an award of the target number of Performance-Based Restricted Stock Units (“PSUs” and such target number of PSUs, the “Target PSUs”) listed above (an “Award”) to the Grantee named above. Each PSU shall relate to one share of Series A Common Stock, par value $0.0001 per share (the “Stock”) of the Company.

1.               Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the PSUs have vested as provided in Paragraph 2 of this Agreement and Exhibit A and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.               Earning and Vesting of PSUs. The PSUs shall become Earned PSUs (as defined in Exhibit A) on the Achievement Determination Date (as defined in Exhibit A) on or prior to the end of the Performance Period (as defined in Exhibit A) in accordance with the terms and conditions of Exhibit A; provided that the Grantee remains in a Service Relationship with the Company or a Subsidiary through the Achievement Determination Date and any subsequent vesting date. The Earned PSUs, if any, shall vest as follows: [●]; provided that the Grantee remains in a Service Relationship through the applicable vesting date. For the avoidance of doubt, a Service Relationship for only a period prior to a vesting date (but where the Service Relationship has terminated prior to the vesting date) does not entitle the Grantee to vest in a pro-rata portion of the PSUs on such date or entitle the Grantee to compensation for lost vesting. The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

3.               Termination of Service Relationship. If the Grantee’s Service Relationship with the Company or a Subsidiary terminates for any reason (including death or disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above and Exhibit A, any PSUs that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns or personal representatives will thereafter have any further rights or interests in such unvested PSUs.

4.               Issuance of Shares of Stock. As soon as practicable following each vesting date (but in no event later than two and one-half months after the end of the year in which the vesting date occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of PSUs that have been earned and vested pursuant to Paragraph 2 and Exhibit A of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares of Stock.

5.               Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.               Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state and local taxes required by law to be withheld on account of such taxable event. The Company shall have the authority to cause the required tax withholding obligation to be satisfied, in whole or in part, by (i) withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due; or (ii) causing its transfer agent to sell from the number of shares of Stock to be issued to the Grantee, the number of shares of Stock necessary to satisfy the Federal, state and local taxes required by law to be withheld from the Grantee on account of such transfer.

7.               Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

8.               No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee’s Service Relationship with the Company or a Subsidiary and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the Grantee’s Service Relationship with the Company or a Subsidiary at any time.

9.               Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.            Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to, Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11.            Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

SAGIMET BIOSCIENCES INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

EXHIBIT A

1.	General. The PSUs will be eligible to become earned and vested in accordance with the terms and conditions of Paragraph 2 of the Agreement and this Exhibit A based on achievement of the following performance milestone[s]; provided, that in no event will any PSUs become Earned PSUs following the applicable Performance Period:

Performance Milestone	Number of Target PSUs Eligible to be Earned	Applicable Performance Milestone	Performance Period
[●]	[●]	[●]	[●]

2.	Definitions. The terms set forth below, as used in the Agreement and this Exhibit A, shall have the following meanings:

a.	“Achievement Determination Date” means the date that the Compensation Committee determines and approves the achievement with respect to a performance milestone on or prior to the end of the applicable Performance Period.

b.	“Earned PSUs” means the number of PSUs, if any, that are earned based on achievement of the applicable performance milestone.

c.	“Performance Period” means, with respect to each performance milestone, the applicable period set forth in the table above.

3.	Earning and Vesting of PSUs. Earned PSUs remain subject to vesting in accordance with Paragraph 2 of the Agreement.

4.	Determination by the Compensation Committee. The Compensation Committee has the sole discretion to determine if a performance milestone has been satisfied during the applicable Performance Period. The date as of which the Compensation Committee determines that a performance milestone has been satisfied is referred to herein as a “Achievement Determination Date.” Unless the Compensation Committee otherwise determines, any PSUs that fail to become Earned PSUs following the end of the applicable Performance Period shall be immediately forfeited for no consideration as of such date. Any Earned PSUs shall be rounded down to the nearest whole number of shares of Stock and any fractional Earned PSUs shall be disregarded. All determinations under this Exhibit A shall be made by the Compensation Committee and will be final and binding on the Grantee.

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